EXHIBIT 99.1

                   Home Federal Bancorp, Inc. of Louisiana

                              624 Market Street
                         Shreveport, Louisiana  71101

                                 May 3, 2006


FOR IMMEDIATE RELEASE:

CONTACT:
     Daniel R. Herndon, Chief Executive Officer
     Clyde D. Patterson, Executive Vice President
     Home Federal Bancorp, Inc. of Louisiana
     (318) 222-1145

Home Federal Bancorp, Inc. of Louisiana Reports Net Earnings For the Quarter and Nine Months Ended March 31, 2006.

Shreveport, Louisiana - Home Federal Bancorp, Inc. of Louisiana (OTC BB: HFBL), the "mid-tier" holding company of Home Federal Savings and Loan Association, reported net earnings for the third quarter ended March 31, 2006 of $141,000, or basic earnings per share of $.04, a decrease of $15,000, or 9.6%, from the $156,000 in net earnings, reported for the third quarter ended March 31, 2005.

The decrease in net earnings for the quarter resulted primarily from a $26,000, or 4.6%, increase in non-interest expense and a $7,000, or 38.9%, decrease in non-interest income which was partially offset by a $17,000 increase in net interest income. The increase in non-interest expense was primarily attributable to an increase in compensation and benefits expense of $13,000, or 3.5%, over the prior year period, and an increase in data processing expense of $7,000, or 39.9%, over the prior year period. The increase in data processing expense was primarily a result of fees incurred by the Association during the third quarter ended March 31, 2006 pertaining to the implementation of its on-line banking service.

For the nine months ended March 31, 2006, Home Federal Bancorp, Inc. of Louisiana reported net earnings of $495,000, or basic earnings per share of $.15, an increase of $72,000, or 17.0%, as compared to the $423,000 in net earnings, reported for the nine months ended March 31, 2005. The increase in net earnings for the nine months ended March 31, 2006 was primarily due to a $250,000, or 11.5%, increase in net interest income, and a $63,000, or 153.6%, increase in non-interest income. These increases were partially offset by a $202,000, or 12.9%, increase in non-interest expense. The increase in net-interest income was attributable to higher average yields on interest-earning assets. The increase in non-interest expense was primarily due to an increase in compensation and benefits expense of $71,000, or 6.8%, over the prior year period and an increase in audit and other professional fees of $92,000, or 75.7%, over the prior year period. The increase in compensation and benefits expense is attributable primarily to costs associated with the Company's stock option plan, recognition and retention plan, and employee stock ownership plan. The stock option and recognition and retention plans were adopted in August 2005. The increase in audit and other professional fees was attributable primarily to costs incurred with the Company's preparation and filing of its initial Form 10-KSB for the year ended June 30, 2005.

At March 31, 2006, Home Federal Bancorp, Inc. of Louisiana reported total assets of $115.2 million, an increase of $3.8 million, or 3.4%, compared to total assets at June 30, 2005. The increase in assets was comprised primarily of an increase in cash and cash equivalents of $3.9 million to $13.2 million at March 31, 2006 compared to $9.3 million at June 30, 2005, as well as a $2.3 million, or 3.0%, increase in investment securities at March 31, 2006 compared to June 30, 2005. These increases were offset by a decrease in loans receivable, net of $3.7 million, or 15.9%, from $23.6 million at June 30, 2005 to $19.9 million at March 31, 2006. Deposits increased $5.4 million, or 7.7%, from $70.0 million at June 30, 2005 to $75.4 million at March 31, 2006. Advances from the Federal Home Loan Bank of Dallas increased $1.0 million, or 11.4%, from $8.2 million at June 30, 2005, to $9.2 million at March 31, 2006.

Shareholders' equity decreased $2.4 million to $30.0 million at March 31, 2006 compared to $32.4 million at June 30, 2005. The primary reasons for the decrease in shareholders' equity from June 30, 2005, were a decrease in the Company's accumulated other comprehensive income (loss) of $2.0 million, the acquisition of 66,400 shares of the Company's stock at a cost of $654,000 for its recognition and retention plan, and dividends of $228,000 paid during the nine months ended March 31, 2006. These decreases in shareholders' equity were offset by earnings of $495,000 for the nine months ended March 31, 2006.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Savings and Loan Association which conducts business from its main office and two branch offices in northwest Louisiana.


Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.
They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." We undertake no obligation to update any forward-looking statements.

                   Home Federal Bancorp, Inc. of Louisiana
           CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                              (In thousands)

                                                    March 31,     June 30,
ASSETS                                                2006          2005
                                                   ___________  ___________
                                                          (Unaudited)

Cash and cash equivalents                           $ 13,202      $  9,292
Investment Securities                                 79,724        77,373
Loans receivable, net                                 19,895        23,645
Other assets                                           2,339         1,019
                                                     _______       _______

     Total assets                                   $115,160      $111,329
                                                     =======       =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                            $ 75,391      $ 69,995
Advances from the Federal Home Loan Bank of Dallas     9,158         8,224
Other liabilities                                        547           678
                                                     _______       _______
     Total liabilities                                85,096        78,898
                                                     _______       _______
Shareholders' equity                                  30,064        32,431
                                                     _______       _______

     Total liabilities and shareholders' equity     $115,160      $111,329
                                                     =======       =======



                    Home Federal Bancorp, Inc. of Louisiana
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                        (In thousands, except share data)

                                         Three months ended        Nine months ended
                                              March 31,                 March 31,
                                       ______________________    _______________________
                                          2006         2005         2006         2005
                                       ______________________    _______________________
                                             (Unaudited)               (Unaudited)
Total interest income                    $1,413       $1,275       $4,163       $3,686
Total interest expense                      619          498        1,748        1,521
                                          _____        _____        _____        _____
  Net interest income                       794          777        2,415        2,165
Provision for loan losses                     -            -            -            -
                                          _____        _____        _____        _____
  Net interest income after provision
    for loan losses                         794          777        2,415        2,165
Non-interest income                          11           18          104           41
Non-interest expense                        591          565        1,774        1,572
                                         ______        _____        _____        _____
  Income before income taxes                214          230          745          634
Income taxes                                 73           74          250          211
                                         ______        _____        _____        _____

  NET INCOME                             $  141       $  156       $  495       $  423
                                          =====        =====        =====        =====
  EARNINGS PER SHARE
   Basic                                 $  .04       $  .05       $  .15       $  .12
                                          =====        =====        =====        =====
   Diluted                               $  .04       $  .05       $  .15       $  .12
                                          =====        =====        =====        =====